EXHIBIT 10.2

NOTICE OF TSR PERFORMANCE UNIT AWARD

under the

ALBEMARLE CORPORATION 2008 INCENTIVE PLAN

This AWARD, made as of the 24th day of February, 2015, by Albemarle Corporation, a Virginia corporation (the “Company”), to «Name» (“Participant”), is made pursuant to and subject to the provisions of the Company’s 2008 Incentive Plan (the “Plan”).  All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

Contingent Performance Units

1.
Grant Date.  Pursuant to the Plan, the Company, on February 24, 2015 (the “Grant Date”), granted Participant an Award (“Award”) in the form of «Units» TSR Performance Units (which number of Units is also referred to herein as the “Target Units”), subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

2.
Accounts.  TSR Performance Units granted to Participant shall be credited to an account (the “Account”) established and maintained for Participant.  The Account of Participant shall be the record of TSR Performance Units granted to the Participant under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.

3.
Terms and Conditions.  No Award shall be earned and Participant’s interest in the TSR Performance Units granted hereunder shall be forfeited, except to the extent that the following paragraphs are satisfied.

4.
Performance Criteria.  Participant’s TSR Performance Units shall be earned as soon as practicable after the end of the Measurement Period based on the following formula (to the nearest whole TSR Performance Unit).  Such TSR Performance Units shall be subject to the terms and conditions set forth in the following paragraphs of this Notice of Award.

(a)    The Measurement Period is the 2015, 2016 and 2017 calendar period.

(b)    Earned Award = TSR % of Target Units x TSR Performance Units

(c)   TSR % of Target Units. The TSR % of Target Units is determined according to the following table (awards to be interpolated between the TSR percentages below):

RTSR to Peer Group	TSR % of Target Units

75th percentile or higher	200% of Target Units
50th percentile	100% of Target Units
25th percentile	25% of Target Units
less than 25th percentile	0%

(d)    “TSR %” is calculated using the following formula:

Ending Stock Price  −  Starting Stock Price  +  Dividends paid
Starting Stock Price

(i)	“Starting Stock Price” means the average FMV of the Company’s Common Stock over the 20-trading-day period commencing January 1, 2015.

(ii)	“Ending Stock Price” means the average FMV of the Company’s Common Stock over the 20-trading-day period ending December 31, 2017.

(iii)	“Dividends” means the total amount of dividends paid on the Company’s Common Stock over the Measurement Period.

(e)    “RTSR to Peer Group” is the TSR % of the Company as compared to the TSR % of the Peer Group.

(f)    “Peer Group” is the group of companies listed on Exhibit A.  If a company in the Peer Group has its common stock delisted or if it no longer exists as a separate entity, the TSR% will be retroactively calculated for remaining performance period without such company.

(g)    The Company shall retain discretion to decrease Awards but may not increase any Awards, directly or indirectly, hereunder.

(h)    For purposes of the above calculations, TSR % of Target Units will be rounded to the nearest whole percent.

Valuation of TSR Performance Units

5.	Value of Units. The value of each TSR Performance Unit shall be equal to the value of one share of the Company’s Common Stock.

6.
Value of Stock.  For purposes of this Award, the value of the Company’s Common Stock is the Fair Market Value (as defined in the Plan) on the date any TSR Performance Units become vested and payable hereunder.

Vesting of Earned TSR Performance Units

7.
Earned Awards.  As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of whole TSR Performance Units that Participant has earned.  The date as of which the Committee determines the number of TSR Performance Units earned shall be the “Award Date.”

8.	Restrictions. Except as provided herein, the earned TSR Performance Units shall remain unvested and forfeitable.

9.
Vesting.  Participant’s interest in one-half of the earned TSR Performance Units shall become vested and non-forfeitable on the Award Date and will be paid as soon as practicable thereafter. The final one-half of the earned TSR Performance Units shall become vested and non-forfeitable as of January 1 of the first calendar year following the calendar year that contains the Award Date.

Death, Disability, Retirement and Termination by the Company for any Reason other than Cause

10.
During the Measurement Period.  Anything in this Notice of Award to the contrary notwithstanding, (a) if a Participant separates from service for any reason during 2015, then the Participant’s TSR Performance Units shall be forfeited; and (b) if a Participant separates from service during 2016 or 2017 on account of death, permanent and total disability within the meaning of section 22(e)(3) of the Code (“Disability” or “Disabled”), Retirement (as defined in paragraph 14 hereof) or termination by the Company for any reason other than Cause, then the Participant’s TSR Performance Units shall be earned under paragraph 7 above as of the Award Date based on the criteria set forth in paragraph 4 above and, if the Participant terminates under this paragraph (b) in 2016, one-third of the TSR Performance Units granted to the Participant, and if the Participant terminates under this paragraph (b) in 2017, two-thirds of the TSR Performance Units granted to the Participant; and any remaining TSR Performance Units shall be forfeited.  The number of TSR Performance Units earned shall be determined by the Committee in its sole and absolute discretion within the limits provided in the Plan and the TSR Performance Units shall be fully vested as of the Award Date, and payable pursuant to paragraphs 16-18 hereof.

11.
After the Measurement Period.  Anything in this Notice of Award to the contrary notwithstanding, if, after the Measurement Period ends, but prior to the Award Date, Participant dies, becomes Disabled or Retires while in the employ of the Company or an Affiliate or is terminated by the Company for any reason other than Cause, such Participant shall earn his TSR Performance Units pursuant to paragraph 7 and such earned Units shall be fully vested as of the Award Date and payable pursuant to paragraphs 16-18 hereof.

12.
During the Vesting Period.  Anything in this Notice of Award to the contrary notwithstanding, if, after the Award Date, but prior to the forfeiture of the TSR Performance Units under paragraph 13, Participant dies, becomes Disabled or Retires while in the employ of the Company or an Affiliate or is terminated by the Company for any reason other than Cause, then all earned TSR Performance Units that are forfeitable shall become non-forfeitable as of the date of Participant’s death, Disability, Retirement or termination by the Company for any reason other than Cause, as the case may be, and shall be paid pursuant to paragraphs 16-18 hereof.

13.
Forfeiture.  All TSR Performance Units that are forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates voluntarily or is terminated with Cause, except by reason of Participant’s death, Retirement, Disability, or his termination by the Company for any reason other than Cause.

14.	Retirement. Retirement means, for purposes of this Award, termination of employment after having attained age 55 and completed at least 10 years of service with the Company or an Affiliate.

15.	Termination for Cause. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.

Payment of Awards

16.
Time of Payment.  Payment of Participant’s TSR Performance Units shall be made as soon as practicable after the Units have become non-forfeitable (or the Award Date, if later), but in no event later than March 15th of the calendar year after the year in which the Units become non-forfeitable.

17.	Form of Payment. The vested TSR Performance Units shall be paid in whole shares of the Company’s Common Stock.

18.
Death of Participant.  If Participant dies prior to the payment of his earned and vested TSR Performance Units, an amount equal to the amount of the Participant’s non-forfeitable TSR Performance Units shall be paid to his or her Beneficiary.  Participant shall have the right to designate a Beneficiary in accordance with procedures established under the Plan for such purpose.  If Participant fails to designate a Beneficiary, or if at the time of the Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to the Participant’s estate.

19.
Taxes.  The Company will withhold from the Award the number of shares of Common Stock necessary to satisfy Federal tax-withholding requirements and state and local tax-withholding requirements with respect to the state and locality designated by the Participant as their place of residence in the Company's system of record at the time the Award becomes taxable, except to the extent otherwise determined to be required by the Company, subject, however, to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States. It is the Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award.

General Provisions

20.
No Right to Continued Employment. Neither this Award nor the granting, earning or vesting of TSR Performance Units shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.

21.
Change in Capital Structure.  In accordance with the terms of the Plan, the terms of this grant shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

22.
Governing Law.  This Award shall be governed by the laws of the Commonwealth of Virginia and applicable Federal law.  All disputes arising under this Award shall be adjudicated solely within the state or Federal courts located within the Commonwealth of Virginia.

23.
Conflicts.     (a) In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

                    (b) In the event of any conflict between the provisions of this Award and the provisions of any separate Agreement between the Company and the Participant, including, but not limited to, any Severance Compensation Agreement entered between the Participant and the Company, the provisions of this Award shall govern.

24.
Binding Effect.  Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

25.	Change in Control. Anything in this Notice of Award to the contrary notwithstanding, upon a Change in Control (as defined in the Plan), the following rules shall apply:

(a)  If a Change in Control occurs before the Measurement Period has been completed, the Participant’s TSR Performance Units shall be deemed earned and will be vested and paid at 100% of Target Units upon the Change in Control.

(b)  If a Change in Control occurs after the Measurement Period has been completed, but prior to the forfeiture of the Performance Units under paragraph 13, all earned TSR Performance Units that are forfeitable shall become non-forfeitable and shall vest and be paid as of the date of the Change in Control.

IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

ALBEMARLE CORPORATION
By: _____________________________________________________

EXHIBIT A

Peer Group for Award

The Peer Group for the 2015 Performance Unit based relative TSR Award will include the following Companies:

Air Products and Chemicals, Inc. (APD)
Airgas, Inc. (ARG)
Ashland Inc. (ASH)
Axiall Corporation (AXLL)
Cabot Corporation (CBT)
Celanese Corporation (CE)
CF Industries Holdings, Inc. (CF) Chemtura Corporation (CHMT)
Cytec Industries Inc. (CYT)
The Dow Chemical Company (DOW)
E. I. du Pont de Nemours & Company (DD) Eastman Chemical Company (EMN)
Ecolab Inc. (ECL)
FMC Corporation (FMC)
H.B. Fuller Company (FUL) Huntsman Corporation (HUN)
International Flavors & Fragrances Inc. (IFF)
LyondellBasell Industries NV (LYB) Minerals Technologies Inc (MTX)
Monsanto Company (MON)
The Mosaic Company (MOS)
NewMarket Corporation (NEU) Olin Corporation (OLN)
Platform Specialty Products Corporation (PAH)
PolyOne Corporation (POL)
Polypore International, Inc. (PPO)
PPG Industries, Inc. (PPG)
Praxair, Inc. (PX)
RPM International Inc. (RPM)
Sensient Technologies Corporation (SXT)
Sigma-Aldrich Corporation (SIAL)
Westlake Chemical Corporation (WLK)
W.R Grace & Co (GRA)